Exhibit 10.4

EXECUTION VERSION

LOCK-UP AGREEMENT

This Lock-Up Agreement (as may be amended, supplemented, modified or varied in accordance with the terms herein, this “Agreement”) is made and entered into as of March 23, 2022, by and among (i) Lanvin Group Holdings Limited 复朗集团, a Cayman Islands exempted company limited by shares (“PubCo”), (ii) Primavera Capital Acquisition LLC, a Cayman Islands limited liability company (the “Sponsor”), (iii) certain individuals set forth in Schedule 1 hereto (such individuals, the “SPAC Insiders”), (iv) Primavera Capital Acquisition Corporation, a Cayman Islands exempted company limited by shares (“SPAC”), and (v) certain former shareholders of Fosun Fashion Group (Cayman) Limited, a Cayman Islands exempted company limited by shares, set forth in Schedule 2 hereto (such former shareholders, the “Company Holders”). The Sponsor, the SPAC Insiders, the Company Holders and any Person who hereafter becomes a party to this Agreement pursuant to Section 2 are referred to herein, individually, as a “Holder” and, collectively, as the “Holders.” Capitalized terms used but not otherwise defined in this Agreement have the meanings ascribed to such terms in the Business Combination Agreement, dated on or about the date hereof, by and among PubCo, SPAC and certain other parties thereto (as may be amended, supplemented, modified or varied in accordance with the terms therein, the “Business Combination Agreement”).

WHEREAS, in connection with transactions contemplated by the Business Combination Agreement, and in view of the valuable consideration to be received by the parties thereunder, PubCo, SPAC and each of the Holders desire to enter into this Agreement, pursuant to which the Holders’ Lock-Up Securities (as defined below) shall become subject to limitations on transfer as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above and for other good and valuable consideration (the receipt, sufficiency and adequacy of which are hereby acknowledged) and intending to be legally bound hereby, PubCo, SPAC and the Holders hereby agree as follows:

1. Definitions. The terms defined in this Section 1 shall, for all purposes of this Agreement, have the respective meanings set forth below:

(a) “Lock-Up Period” shall mean (i) with respect to the Sponsor, the SPAC Insiders, Fosun International Limited (“Fosun”) and its Affiliates, and their respective Permitted Transferees, the period beginning on the Closing Date and ending on the earliest of (x) the date that is 12 months after the Closing Date; (y) the date on which PubCo completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of PubCo’s shareholders having the right to exchange their PubCo Ordinary Shares for cash, securities or other property (a “Liquidation Event Date”) and (z) if the last reported sale price of the PubCo Ordinary Shares equals or exceeds US$12.00 per share (as adjusted for share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing; and (ii) with respect to the Company Holders and their respective Permitted Transferees (other than Fosun, its Affiliates and Permitted Transferees), the period beginning on the Closing Date and ending on the earlier of (x) the date that is 180 days after the Closing Date, and (y) the Liquidation Event Date.

(b) “Lock-Up Securities” shall mean (i) with respect to the Sponsor, the SPAC Insiders and their respective Permitted Transferees, the PubCo Ordinary Shares and the PubCo Warrants (or PubCo Ordinary Shares issued or issuable upon the conversion or exercise of the PubCo Warrants) held by such Person immediately following the Closing (other than the PubCo Ordinary Shares acquired pursuant to the Private Placement Agreements or in the public market), and (ii) with respect to the Company Holders and their respective Permitted Transferees, (A) the PubCo Ordinary Shares held by such Person immediately following the Closing (other than the PubCo Ordinary Shares acquired pursuant to the Private Placement Agreements or in the public market) and (B) the PubCo Ordinary Shares issued to directors and officers of PubCo upon settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the Closing.

(c) “Permitted Transferee” shall mean any Person to whom a Holder is permitted to transfer Lock-Up Securities prior to the expiration of the Lock-Up Period pursuant to Section 2(b).

(d) “Transfer” shall mean the (i) loan, sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge or otherwise encumber, grant of any option or warrant to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

2. Lock-Up Provisions.

(a) Subject to Section 2(b), each Holder agrees in favor of PubCo that it shall not Transfer any Lock-Up Securities until the end of the Lock-Up Period applicable to it.

(b) Notwithstanding the provisions set forth in Section 2(a), each Holder or its respective Permitted Transferees may Transfer the Lock-Up Securities during the Lock-Up Period (i) to (A) PubCo’s officers or directors, (B) any affiliates or family members of PubCo’s officers or directors, (C) any direct or indirect partners, members or equity holders of the Sponsor, the SPAC Insiders or any related investment funds or vehicles controlled or managed by such Persons or their respective affiliates, or (D) any direct or indirect partners, members or equity holders of such Holder, any affiliates of such Holder or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates; (ii) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order, divorce settlement, divorce decree or separation agreement; (v) the entry, by the Holder, at any time after Closing of the transactions contemplated under the Business Combination Agreement, of any trading plan providing for sale of shares of the Lock-Up Securities by the Holder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided however that such plan does not provide for, or permit, the sale of any Lock-Up Securities during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period; (vi) to a nominee or custodian of a Person to whom a Transfer would be permitted under clauses (i) through (v) above; (vii) by virtue of the laws of Cayman Islands or the Sponsor’s limited liability company agreement, as amended from time to time, upon dissolution of the Sponsor; (viii) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; (ix) to PubCo; (x) the exercise of stock options, including through a “net” or “cashless” exercise, or receipt of shares upon vesting of restricted stock units granted pursuant to an equity incentive plan; (xi) forfeitures of PubCo Ordinary Shares to satisfy tax withholding requirements upon the vesting of equity-based awards granted pursuant to an equity incentive plan; (xii) in connection with (but subject to the completion of) a bona fide liquidation, merger, stock exchange, reorganization, tender offer approved by the board of directors of PubCo or a duly authorized committee thereof or other similar transaction which results in all of PubCo’s shareholders having the right to exchange their PubCo Ordinary Shares for cash, securities or other property subsequent to the Closing Date; or (xiii) in connection with any legal, regulatory or other order; provided, however, that in the case of clauses (i) through (vi), such Permitted Transferees must enter into a written agreement with PubCo agreeing to be bound by the transfer restrictions in this Section 2.

(c) Any Transfer that is made or attempted contrary to the provisions of this Agreement shall be null and void ab initio and PubCo shall refuse to recognize any such transferee of the Lock-Up Securities as one of its equity holders for any purpose. In order to enforce this Section 2, PubCo may impose stop-transfer instructions with respect to the Lock-Up Securities until the end of the Lock-Up Period.

(d) For the avoidance of doubt, each Holder shall retain all of its rights as a shareholder of PubCo with respect to the Lock-Up Securities that are PubCo Ordinary Shares during the Lock-Up Period, including the right to vote such Lock-Up Securities that such Holders is entitled to vote.

3. Miscellaneous.

(a) Governing Law; Arbitration. This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the Laws of Hong Kong, without giving effect to the principles of conflicts of laws that would otherwise require the application of the Laws of any other jurisdiction. All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties hereto irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b) Assignment; Third Parties. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. This Agreement and all obligations of a Holder are personal to such Holder and may not be transferred or delegated at any time. Nothing contained in this Agreement shall be construed to confer upon any person who is not a signatory hereto any rights or benefits, as a third party beneficiary or otherwise.

(c) Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach or threaten to breach such provisions. The parties acknowledge and agree that the parties hereto shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof. Without limiting the foregoing, each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) there is adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an order or injunction to prevent breaches or threatened breaches and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(d) Amendment; Waiver. Compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived by PubCo, or any of such provisions, covenants or conditions may be amended or modified, only upon the written consent of (i) PubCo, (ii) the Sponsor, and (iii) Holders of a majority of the total Lock-Up Securities. No course of dealing between any Holder or PubCo and any other party hereto or any failure or delay on the part of a Holder or PubCo in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or PubCo. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

(e) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(f) Notices. All general notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by courier or sent by registered post or sent by electronic mail to the intended recipient thereof at its address or at its email address set out below (or to such other address or email address as a party may from time to time notify the other parties). Any such notice, demand or communication shall be deemed to have been duly served (a) if given personally or sent by courier, upon delivery during normal business hours at the location of delivery or, if later, then on the next Business Day after the day of delivery; (b) if sent by electronic mail during normal business hours at the location of delivery, immediately, or, if later, then on the next Business Day after the day of delivery; (c) the third Business Day following the day sent by reputable international overnight courier (with written confirmation of receipt), and (d) if sent by registered post, five days after posting. The initial addresses and email addresses of the Parties for the purpose of this Agreement are:

If to the PubCo:

LANVIN GROUP HOLDINGS LIMITED 复朗集团

3701-02, Tower S2, Bund Finance Center, 600 Zhongshan Rd East No.2, Shanghai, 200010, China

Attention: Yun CHENG / Gong CHENG

Email: joann.cheng@lanvin-group.com / roy.cheng@lanvin-group.com with a required copy (which shall not constitute notice) to:

DLA Piper Singapore Pte. Ltd.

80 Raffles Place,

#48-01 UOB Plaza 1,

Singapore 048624

Attention: Joseph E. Bauerschmidt

Email: Joe.Bauerschmidt@dlapiper.com

with a second required copy (which shall not constitute notice) to:

DLA Piper Hong Kong

25th Floor,

Three Exchange Square,

8 Connaught Place, Central,

Hong Kong

Attention: Christina Loh

Email: Christina.Loh@dlapiper.com

If to any Holder:

At such Holder’s address or email address as set forth in PubCo’s books and records.

(g) Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(h) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled or terminated and shall be of no force and effect. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights, remedies or obligations of PubCo or any of the Holders under any other agreement between any of the Holders and PubCo, and nothing in any other agreement, certificate or instrument shall limit any of the rights, remedies or obligations of any of the Holders or PubCo under this Agreement. From and after the Closing, solely as among SPAC, the Sponsor and the SPAC Insiders, Section 8 of the Letter Agreement, dated as of January 21, 2021, by and among the Sponsor, the SPAC Insiders and certain other parties shall terminate and cease to have any force or effect.

(i) Several Liability. The liability of any Holder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Holder be liable for any other Holder’s breach of such other Holder’s obligations under this Agreement.

(j) Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

(k) Termination. This Agreement may be terminated by the unanimous written consent of all parties hereto, and shall automatically terminate and be void ab initio upon the termination of the Business Combination Agreement without the Closing having taken place.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

LANVIN GROUP HOLDINGS LIMITED
复朗集团

By:	/s/ Yun CHENG
Name: Yun CHENG
Title: Director

[Heritage - Signature Page to Lock-Up Agreement]

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

PRIMAVERA CAPITAL ACQUISITION LLC

By:	/s/ Fred Hu
Name: Fred Hu
Title: Director

[Heritage - Signature Page to Lock-Up Agreement]

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

PRIMAVERA CAPITAL ACQUISITION CORPORATION

By:	/s/ Tong Chen
Name: Tong Chen
Title: Director

[Heritage - Signature Page to Lock-Up Agreement]

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

[•]

By:
Name:
Title:

[Heritage - Signature Page to Lock-Up Agreement]

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

[•]

By:
Name:

[Heritage - Signature Page to Lock-Up Agreement]